CUSIP No. 928645 10 0                                         Page 1 of 11 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No.  )(1)

                               Volcano Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   928645 10 0
--------------------------------------------------------------------------------

                                  June 14, 2006
--------------------------------------------------------------------------------

              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)




-----------------------

         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 928645 10 0                                         Page 2 of 11 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                   Domain Partners
     I.R.S. Identification                      V, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [X]
     if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization
--------------------------------------------------------------------------------
Number of               5) Sole Voting          4,749,715 shares
Shares Beneficially        Power                of Common Stock
Owned by Each
Reporting Person
With
                        ----------------------------------------
                        6) Shared Voting
                           Power                -0-

                        ----------------------------------------
                        7) Sole Disposi-        4,749,715 shares
                           tive Power           of Common Stock
                        ----------------------------------------
                        8) Shared Dis-
                           positive Power       -0-
                        ----------------------------------------

9)   Aggregate Amount Beneficially              4,749,715 shares
     Owned by Each Reporting person             of Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                             12.6%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                     PN

CUSIP No. 928645 10 0                                         Page 3 of 11 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                   DP V Associates
     I.R.S. Identification                      L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [X]
     if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization
--------------------------------------------------------------------------------
Number of               5) Sole Voting          112,200 shares
Shares Beneficially        Power                of Common Stock
Owned by Each
Reporting Person
With
                        ----------------------------------------
                        6) Shared Voting
                           Power                -0-

                        ----------------------------------------
                        7) Sole Disposi-        112,200 shares
                           tive Power           of Common Stock
                        ----------------------------------------
                        8) Shared Dis-
                           positive Power       -0-
                        ----------------------------------------

9)   Aggregate Amount Beneficially              112,200 shares
     Owned by Each Reporting person             of Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                             0.3%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                     PN

CUSIP No. 928645 10 0                                         Page 4 of 11 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                   Domain Partners
     I.R.S. Identification                      IV, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [X]
     if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization
--------------------------------------------------------------------------------
Number of               5) Sole Voting          3,353,717 shares
Shares Beneficially        Power                of Common Stock
Owned by Each
Reporting Person
With
                        ----------------------------------------
                        6) Shared Voting
                           Power                -0-

                        ----------------------------------------
                        7) Sole Disposi-        3,353,717 shares
                           tive Power           of Common Stock
                        ----------------------------------------
                        8) Shared Dis-
                           positive Power       -0-
                        ----------------------------------------

9)   Aggregate Amount Beneficially              3,353,717 shares
     Owned by Each Reporting person             of Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                             8.9%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                     PN

CUSIP No. 928645 10 0                                         Page 5 of 11 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                   DP IV Associates,
     I.R.S. Identification                      L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [X]
     if a Member of a Group                     (b) [ ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                       Delaware
     of Organization
--------------------------------------------------------------------------------
Number of               5) Sole Voting          26,531 shares
Shares Beneficially        Power                of Common Stock
Owned by Each
Reporting Person
With
                        ----------------------------------------
                        6) Shared Voting
                           Power                -0-

                        ----------------------------------------
                        7) Sole Disposi-        26,531 shares
                           tive Power           of Common Stock
                        ----------------------------------------
                        8) Shared Dis-
                           positive Power       -0-
                        ----------------------------------------

9)   Aggregate Amount Beneficially              26,531 shares
     Owned by Each Reporting person             of Common Stock
--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                             0.1%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                     PN

CUSIP No. 928645 10 0                                         Page 6 of 11 Pages

                                  Schedule 13G
                                  ------------

Item 1(a)     -   Name of Issuer:  Volcano Corporation

Item 1(b)     -   Address of Issuer's Principal Executive Offices:

                  2870 Kilgore Road
                  Rancho Cordova, CA  95670

Item 2(a)     -   Name of Person Filing:

                  This statement is being filed by Domain Partners V, L.P., a Delaware limited partnership ("Domain V"), DP V Associates, L.P., a Delaware limited partnership ("DP V A"), Domain Partners IV, L.P., a Delaware limited partnership ("Domain IV") and DP IV Associates, L.P., a Delaware limited partnership ("DP IV A").

Item 2(b)     -   Address of Principal Business Office:

                  One Palmer Square
                  Princeton, NJ  08542

Item 2(c)     -   Place of Organization:

                  Domain V:  Delaware
                  DP V A: Delaware
                  Domain IV:  Delaware
                  DP IV A:  Delaware

Item 2(d)     -   Title of Class of Securities:

                  Common Stock, $.001 par value

Item 2(e)     -   CUSIP Number:  928645 10 0

Item 3        -   Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                  Not applicable.

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CUSIP No. 928645 10 0                                         Page 7 of 11 Pages

Item 4        -   Ownership.

                  (a) Amount Beneficially Owned:

                  Domain V:  4,749,715 shares of Common Stock
                  DP V A:  112,200 shares of Common Stock
                  Domain IV:  3,353,717 shares of Common Stock
                  DP IV A:  26,531 shares of Common Stock

                  (b) Percent of Class:

                  Domain V:  12.6%
                  DP V A:  0.3%
                  Domain IV:  8.9%
                  DP IV A: 0.1%

                  (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                  Domain V:  4,749,715 shares of Common Stock
                  DP V A:  112,200 shares of Common Stock
                  Domain IV:  3,353,717 shares of Common Stock
                  DP IV A:  26,531 shares of Common Stock

                  (ii) shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:

                  Domain V:  4,749,715 shares of Common Stock
                  DP V A:  112,200 shares of Common Stock
                  Domain IV:  3,353,717 shares of Common Stock
                  DP IV A:  26,531 shares of Common Stock

                  (iv) shared power to dispose or to direct the disposition of:

Item 5        -   Ownership of Five Percent or Less of a Class:

                  Not applicable.

Item 6        -   Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

CUSIP No. 928645 10 0                                         Page 8 of 11 Pages


Item 7        -   Identification and Classification of the Subsidiary Which
                  Acquired the Security Being Reported on by the Parent
                  Company:

                  Not applicable.

Item 8        -   Identification and Classification of Members of the Group:

                  See Exhibit 2.

Item 9        -   Notice of Dissolution of Group:

                  Not applicable.

Item 10       -   Certification:

                  Not applicable.

CUSIP No. 928645 10 0                                         Page 9 of 11 Pages


Signature:

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               DOMAIN PARTNERS V, L.P.
                                               By:  One Palmer Square Associates
                                               V, L.L.C., General Partner

                                               By  /s/  Kathleen K. Schoemaker
                                                 -------------------------------
                                                        Managing Member

                                               DP V ASSOCIATES, L.P.
                                               By:  One Palmer Square Associates
                                               V, L.L.C., General Partner

                                               By  /s/  Kathleen K. Schoemaker
                                                 -------------------------------
                                                        Managing Member

                                               DOMAIN PARTNERS IV, L.P.
                                               By:  One Palmer Square Associates
                                               IV, L.L.C., General Partner

                                               By  /s/  Kathleen K. Schoemaker
                                                 -------------------------------
                                                        Managing Member

                                               DP IV ASSOCIATES, L.P.
                                               By:  One Palmer Square Associates
                                               IV, L.L.C., General Partner

                                               By  /s/  Kathleen K. Schoemaker
                                                 -------------------------------
                                                        Managing Member



Date:  February 6, 2007

CUSIP No. 928645 10 0                                        Page 10 of 11 Pages

                                  AGREEMENT OF
                            DOMAIN PARTNERS V, L.P.,
                             DP V ASSOCIATES, L.P.,
                            DOMAIN PARTNERS IV, L.P.
                                       AND
                             DP IV ASSOCIATES, L.P.
                            PURSUANT TO RULE 13d-1(f)
                            -------------------------

                  The undersigned hereby agree that the Information Statement on
Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with provisions of 13d-1(f) under the Securities Exchange Act of 1934, as amended.

                                               DOMAIN PARTNERS V, L.P.
                                               By:  One Palmer Square Associates
                                               V, L.L.C., General Partner

                                               By  /s/  Kathleen K. Schoemaker
                                                 -------------------------------
                                                        Managing Member

                                               DP V ASSOCIATES, L.P.
                                               By:  One Palmer Square Associates
                                               V, L.L.C., General Partner

                                               By  /s/  Kathleen K. Schoemaker
                                                 -------------------------------
                                                        Managing Member

                                               DOMAIN PARTNERS IV, L.P.
                                               By:  One Palmer Square Associates
                                               IV, L.L.C., General Partner

                                               By  /s/  Kathleen K. Schoemaker
                                                 -------------------------------
                                                        Managing Member

                                               DP IV ASSOCIATES, L.P.
                                               By:  One Palmer Square Associates
                                               IV, L.L.C., General Partner

                                               By  /s/  Kathleen K. Schoemaker
                                                 -------------------------------
                                                        Managing Member


Date:  February 6, 2007

CUSIP No. 928645 10 0                                        Page 11 of 11 Pages


                                                                       EXHIBIT 2

                        Identification and Classification
                             of Members of the Group
                             -----------------------


          Domain Partners V, L.P., DP V Associates, L.P., Domain Partners IV, L.P. and DP IV Associates, L.P. are filing this statement on Schedule 13G as a group.

          Domain Partners V, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates V, L.L.C., a Delaware limited liability company.

          DP V Associates, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates V, L.L.C., a Delaware limited liability company.

          Domain Partners IV, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates IV, L.L.C., a Delaware limited liability company.

          DP IV Associates, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates IV, L.L.C., a Delaware limited liability company.